Corporate News Release	FMC Technologies, Inc. 5875 N Sam Houston Pkwy W Houston, Texas 77086 P: 281.591.4000 www.fmctechnologies.com

For immediate release

Investor	James Davis	P: 281.260.3665	investorrelations@fmcti.com
Media	Lisa Albiston	P: 281.931.2513	media.request@fmcti.com
	Lisa Adams	P: 281.405.4659	media.request@fmcti.com

Kay Priestly Appointed to FMC Technologies Board of Directors

Houston, October 5, 2015 - FMC Technologies, Inc. (NYSE:FTI) announces the appointment of Kay Priestly, former Chief Executive Officer of Turquoise Hill Resources Ltd., to its board of directors, effective October 2, 2015.
Ms. Priestly retired from Turquoise Hill in December 2014. She became CEO in May 2012 after serving as a senior executive of Rio Tinto where she was Chief Financial Officer of the company’s global copper product group. She joined Rio Tinto in 2006 as CFO of its Kennecott Utah Copper operations.
Ms. Priestly spent more than 24 years with global professional services firm Arthur Andersen where she provided tax and consulting services to global companies in the energy and mining sectors and was a member of the company’s global executive team.
Ms. Priestly currently serves on the board of directors for New Gold Inc. and Stone Energy Corporation where she serves as Chairwoman of the Audit Committee.
She holds a bachelor’s degree in accounting from Louisiana State University.

About FMC Technologies
FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. Named by Forbes® Magazine as one of the World's Most Innovative Companies in 2013, the company has approximately 19,000 employees and operates 24 production facilities in 14 countries. Visit http://www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.